UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

April 21, 2015

Date of Report (date of earliest event reported)

Fuse Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-10093	59-1224913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4770 Bryant Irvin Court, Suite 300, Fort Worth, TX 76107

(Address of principal executive offices) (Zip Code)

(817) 439-7025

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 21, 2015, D. Alan Meeker resigned as Chief Executive Officer of Fuse Medical, Inc. (the “Company”). Mr. Meeker will continue to serve as Chairman of the Company’s Board of Directors.

(c) On April 23, 2015, the Company’s Board of Directors appointed Dr. Christopher Pratt as interim Chief Executive Officer of the Company. There is no employment agreement between the Company and Dr. Pratt and he will not receive compensation for his service as interim Chief Executive Officer. Similarly, there is no material plan or arrangement between the Company and Dr. Pratt covering his service as the interim Chief Executive Officer. Dr. Pratt will remain a member of the Company’s Board of Directors.

Dr. Pratt, 44, co-founded the Company in 2012 and has served as its Chief Medical Officer since 2012. Dr. Pratt will continue to serve as the Company’s Chief Medical Officer. Dr. Pratt’s appointment to the Company’s Board of Directors was provided for in the Company’s Merger Agreement with Golf Rounds.com, Inc. See the Company’s 8-K/A filed on October 23, 2014 for more information on the Merger Agreement. Dr. Pratt was integral in the development of Physicians Surgical Center in 2004, served on the board, and negotiated the transition to a Baylor USPI entity in January 2010. Dr. Pratt has served as the Chairman of the Board for the Baylor USPI surgery center in Fort Worth, TX since 2010, and facilitated the merger with Orthopedic Surgery Pavilion. He also co-founded and developed Granbury Surgical Center in 2007, and facilitated the transition to a Baylor USPI entity in 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fuse Medical, Inc. (Registrant)

Date: April 27, 2015	By:	/s/ David Hexter
	Name:	David Hexter
	Title:	Interim Chief Financial Officer